Exhibit 99

Investor Contact:	Media Contact:
Ronald H. Spair	Jennifer Moritz
Chief Financial Officer	Zer0 to 5ive for OraSure Technologies
610-882-1820	917-748-4006
investorinfo@orasure.com	jmoritz@0to5.com

OraSure Technologies Appoints Veteran Consumer Products Executive to its Board of Directors

BETHLEHEM, Pa. – November 10, 2011 – OraSure Technologies, Inc. (NASDAQ:OSUR) today announced the appointment of Gerald M. Ostrov as a member of the Company’s Board of Directors. Mr. Ostrov will serve as a Class I Director with an initial term expiring in 2013.

“We are very pleased to welcome Gerald Ostrov, a highly successful and seasoned healthcare executive, to our Board of Directors,” said Douglas G. Watson, Chairman of the Board of OraSure Technologies. “Jerry has a long history of innovation and success in the healthcare industry and his extensive expertise in consumer packaged goods will be extremely valuable as we broaden our product offerings in the over-the-counter market. We look forward to Jerry’s contributions to the Company’s future success.”

Mr. Ostrov has a strong track record leading and innovating global businesses in consumer products, medical device and pharmaceutical industries. He most recently served as Chairman and CEO of Bausch & Lomb from 2008 through 2010, where he stabilized and restructured the business following its privatization by private equity investors. During his tenure, Mr. Ostrov focused on building a pipeline for the future while improving profitability and cash flow.

Prior to this position, Mr. Ostrov spent the majority of his career with Johnson & Johnson where he held the position of Company Group Chairman responsible for the Worldwide Vision Care businesses for nearly eight years, until his retirement in 2006. In that capacity, Mr. Ostrov and his team delivered a consistent flow of global product innovation which dramatically increased sales and grew profitability even faster.

Mr. Ostrov began his career with Johnson & Johnson’s Health Care Division in 1976. In 1982, he left Johnson & Johnson to become Vice President of Marketing for Ciba-Geigy’s Consumer Pharmaceuticals Company. He was named President of Ciba Consumer Pharmaceuticals in 1985 and served in that capacity until rejoining Johnson & Johnson in 1991 as President of the corporation’s Personal Products Company. In 1993, he was promoted to Company Group Chairman and added Northern Europe Consumer and Personal Care products to his responsibilities. In 1995, he became responsible for all Consumer and Personal Care businesses in North America. He assumed Vision Care global responsibilities in 1998.

Mr. Ostrov’s current focus is on consulting and developing new technologies in the consumer products and consumer medical device fields.

Mr. Ostrov earned his Bachelor of Science degree with distinction in Industrial Engineering and Operations Research from Cornell University and holds an M.B.A. from Harvard University.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. In addition, through its wholly-owned subsidiary, DNA Genotek Inc., the Company also is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on OraSure Technologies, please visit www.orasure.com.